                        AMENDMENT TO EMPLOYMENT AGREEMENT

     THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment"), is dated to be effective as of September 13, 2000, and amends that certain Employment Agreement by and between Jeffery A. Goffman ("Employee") and U.S. Cancer Care, Inc. ("Corporation") ("Agreement") dated May 22, 1998.

                                    AGREEMENT
                                    ---------

     1. Section 3.1 of the Agreement is hereby deleted and replaced with the following:

     3.1 POSITION AND DUTIES. The Employee shall serve as Vice Chairman of the Corporation until the Corporation's current Chief Executive Officer, Brian Fuery, resigns from that position. Upon Mr. Fuery's resignation as Chief Executive Officer of the Corporation, the Employee shall be appointed Chief Executive Officer of the Corporation. The Employee shall serve as Chief Executive Officer subject to the control and direction of the Board of Directors of the Corporation with duties and responsibilities that are customary for such offices, including, but not limited to, management and oversight of the President, Chief Operating Officer, Chief Financial Officer, Chief Information Officer, Chief Development Officer and Senior Controllers. The Employee shall have such other powers and duties as may be assigned to him from time to time by the Board of Directors of the Corporation. The Corporation agrees that a change in Position and Duties constitutes an immediate constructive termination and entitle the employee to severance under
         Section 4.6.

     2. Section 4.1 of the Agreement is hereby deleted and replaced with the following:

     4.1 TERM. The term (the "Term") of this Agreement shall commence on the date first above written and shall terminate on May 22, 2005.

     3. The first sentence of Section 4.2 of the Agreement is hereby deleted and replaced with the following:

     "The Corporation may terminate this Agreement at any time and for any reason. If, however, the termination is not for cause as specified in this
     Section 4.2, or for death or disability of the Employee as set forth in
     Section 4.4, then the Corporation shall pay to the Employee the severance pay set forth in Section 4.6."

     4. The last two sentences of Section 4.4 of the Agreement are hereby deleted and replaced with the following:

     "Upon termination of this Agreement by reason of the Employee's death or Disability, the Corporation will pay the Employee or his legal representative, as the case may be, the amount of one-sixth (1/6) of the Employee's annual base salary, plus one-sixth (1/6) of any bonuses paid or accrued to the Employee within the previous twelve (12) months, as of the date of the Employee's death or Disability."

     5. Section 4.6 of the Agreement is hereby deleted and replaced with the following:

     4.6 TERMINATION BY EMPLOYER WITHOUT CAUSE.

     (a) If this Agreement is terminated by the Corporation without cause as specified in Section 4.2 or 4.3, then Corporation shall pay to the Employee, as severance pay, the amount of one-sixth (1/6) of the Employee's annual base salary as of the date of termination, plus one-sixth (1/6) of any bonuses paid or accrued to the Employee within the previous twelve (12) months. If the Corporation defaults on any of the provisions of this Agreement or Amendment, then Section 4.6 (a) shall be void, and the original Section 4.6 shall apply for severance of 2.9 times the Employee's base salary pursuant to the Employment Agreement dated May 22, 1998.

     (b) The Corporation agrees that if the Employee is terminated in accordance with either provisions 4.2, 4.4, or 4.6; then the Corporation will immediately vest all of the Employee's Stock Options, and provide a cashless exercise of the value of such option. In accordance with such cashless exercise, the Corporation shall issue to the Employee shares of common stock $0.01 par value of the Corporation equal to the difference between the fair market value of the Corporation's shares and the exercise price of the stock options. (Example: if the Corporation's common stock is traded on the Nasdaq NMS at $5 per share, and the Employee's stock option exercise price is $2 per share, then the Corporation will issue to the Employee shares of common stock $0.01 par value equal to $3 ($5 minus $2) multiplied by the number of Employee stock options.).

     (c) The Corporation agrees that if the Employee is terminated in accordance with either provisions 4.2, 4.4, or 4.6; then the Employee will immediately receive additional compensation of: (i) any and all accrued vacation pay, back wages accrued, and accrued sick pay; (ii) the Employee's Dell laptop computer and all accessories; and (iii) the Corporation will pay for the Employee's COBRA until employee becomes eligible for another employer's health insurance or for six months, whichever occurs first.

     6. Section 7.1 of the Agreement is hereby deleted and replaced with the following:

     7.1 SALARY. Effective as of the date of this agreement, the Corporation shall pay the Employee an annual base salary of Two Hundred Fifty Thousand Dollars ($250,000), which thereafter shall be increased at least annually at a rate of no less than five percent (5%) per annum, with such additional amounts being set in the discretion of the Board. Notwithstanding the foregoing, however, until the Corporation has current positive cash flow (as determined by the Corporation's

     Weekly Cash Flow Reports or Monthly Management Reports prepared by the Corporation's accounting department for the Corporation's current operations), Employee will be paid cash compensation of Two Hundred Ten Thousand Dollars ($210,000) per year, with the balance of Forty Thousand Dollars ($40,000) per year in base salary accruing as an unpaid liability for wages owed by the Corporation to the Employee. The Corporation will pay the Employee his annual salary in equal installments no less frequently than bi-monthly. The Corporation agrees that if the Employee is terminated in accordance with either provisions 4.2, 4.4, or 4.6; then the Employee will immediately receive all accrued wages to date.

     7. Section 7.2 of the Agreement is hereby deleted and replaced with the following:

     7.2 BONUS.

     (a) Employee shall be paid such bonuses as may, from time to time, be determined in the sole discretion of the compensation committee of the Corporation's Board of Directors.

     (b) During the term of this Agreement, the Employee shall be paid a bonus immediately upon the investment of common stock equity into the Corporation by any investor of a minimum of $3 million. Such bonus shall be a range of a minimum of $50,000 and a maximum of $100,000 on a pro rata basis of the investment of a minimum of $3 million and a maximum of $5 million. (example: If there is an investment of $3 million then the bonus is $ 50,000; if there is an investment of $5 million the bonus is $100,000; if there is an investment of $4 million, the bonus is $75,000, etc.)

     8. The following new Section 12.8 is hereby added to the Agreement:

     12.8 MOVING EXPENSES. The Corporation and Employee acknowledge and agree that the Employee is being required to relocate to California from Florida. In connection with such move, the Corporation agrees to pay the maximum amount of Seventy Five Thousand Dollars ($75,000) of Employee's relocation expenses. Employee agrees that the Corporation shall not be obligated to reimburse any relocation expense of Employee unless and until Employee has provided documentary evidence of such expenses. The Corporation agrees that upon presentation of documentation of Moving Expenses, that the Employee will be reimbursed in full within ten (10) days. For purposes of this section, relocation expenses shall include: (i) all airfare; (ii) all closing costs related to the sale of the Florida residence, including broker commissions, title costs, tax stamps, document fees, and mortgage prepayment penalties; (iii) moving and shipping costs for furniture and autos (two vehicles); (iv) costs of advertising for the sale of the Florida residence; (v) legal fees associated with the sale of the Florida residence.

     9. Section # 4.5 shall be reciprocal. Thus Section 4.5 is stricken, and replaced with the following: " The Employee or the Employer may terminate the Employment Agreement without Cause by giving the other party at least sixty (60) days prior written notice."

     10. Section 10.1 Covenant, the term of Non-Competition Period shall be reduced to two (2) months. If the Employee is terminated without cause, the Employee shall not be subject to any Non-Competition Period.

     11. In all other respects the parties acknowledge and affirm the terms of the Agreement.

     12. As additional consideration for entering into this Amendment, the Corporation agrees to issue to Employee a five (5) year option to purchase one hundred thousand shares (100,000) shares of the Corporation's common stock at an exercise price of Two Dollars ($2.00) per share, and with other terms and conditions, including vesting, as may be set forth in the Corporation's standard incentive stock option agreement. Employee agrees that he will not be entitled to such options unless and until he executes a stock option agreement as set forth above.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of the date first set forth above.



U.S. CANCER CARE, INC.,
A DELAWARE CORPORATION

By:/s/ Shyam Paryani                     /s/ Jeffrey A. Goffman
   ------------------------------        -------------------------------
     SHYAM PARYANI, M.D.                 JEFFREY A. GOFFMAN
     CHAIRMAN OF THE BOARD